FOR IMMEDIATE RELEASE

         Contact:                           John Workman                        Carl Ferenbach
                                            Chief Operating Officer             Chairman
                                            U.S. Can Corporation                U.S. Can Corporation
                                            630-678-8030                        617-227-0050

                                       U.S. CAN ANNOUNCES MANAGEMENT CHANGES

         LOMBARD, ILLINOIS, October 23, 2002 - U.S. Can announced that Paul Jones has resigned as Chief Executive
Officer and Chairman of U.S. Can Corporation and from all other management and board positions with U.S. Can and its subsidiaries.  Mr. Jones is leaving the Company to pursue a number of professional and personal opportunities.

         In response to Mr. Jones' resignation, the Company has commenced a search for a new Chief Executive
Officer.

         John Workman has been named Chief Operating Officer and will oversee the daily operations of the
Company.   Mr. Workman has been Executive Vice President and Chief Financial Officer of U.S. Can since August
1998.

         Sandra Vollman, the Company's Senior Vice President of Finance, will serve as the Company's primary financial officer.  Ms. Vollman has been with US Can since July 1999 and has been Senior Vice President - Finance since February 2002.

         U.S. Can also announced the appointment of Carl Ferenbach as Chairman of the Board of Directors,
effective today.  Mr. Ferenbach has served as a director of the Company for over 18 years.  Mr. Ferenbach said
"U.S. Can will move quickly and diligently to identify a new Chief Executive Officer.  In the meantime, we believe
John Workman is a highly experienced executive, well qualified to lead the Company during this period.  We wish
Paul success in his new endeavors."

         U.S. Can is a leading manufacturer of steel containers for personal care, household, automotive, paint, industrial and specialty products in the United States and Europe.